Exhibit 99.1

Contact: Leah Stearns

Vice President, Investor Relations and Treasurer

Telephone: (617) 375-7500

AMERICAN TOWER CORPORATION PRICES MANDATORY CONVERTIBLE PREFERRED STOCK OFFERING

Boston, Massachusetts – May 7, 2014: American Tower Corporation (NYSE: AMT) (the “Company”) today announced the pricing of its registered public offering of 5,250,000 shares of 5.25% Mandatory Convertible Preferred Stock, Series A, at $100.00 per share. The underwriters of the offering have an option to purchase up to an additional 750,000 shares of the Mandatory Convertible Preferred Stock. The net proceeds of this offering are expected to be approximately $509.9 million (or approximately $582.9 million if the underwriters exercise their option to purchase additional shares in full) after deducting underwriting discounts and estimated offering expenses. The Company intends to use the net proceeds from this offering to fund recent acquisitions, including Richland Properties LLC and other related entities, initially funded by indebtedness incurred under its multi-currency $2.0 billion senior unsecured revolving credit facility. The remainder of the proceeds will be used for general corporate purposes.

Unless converted or redeemed earlier, each share of Mandatory Convertible Preferred Stock will convert automatically on May 15, 2017, into between 0.9174 and 1.1468 shares of the Company’s common stock, subject to customary anti-dilution adjustments. Dividends on the shares of Mandatory Convertible Preferred Stock will be payable on a cumulative basis when, as and if declared by the Company’s board of directors (or an authorized committee thereof), at an annual rate of 5.25% on the liquidation preference of $100.00 per share, on February 15, May 15, August 15 and November 15 of each year, commencing on August 15, 2014 to, and including, May 15, 2017.

Goldman, Sachs & Co., BofA Merrill Lynch, Barclays Capital Inc. and J.P. Morgan Securities LLC are the joint book-running managers for the offering.

This press release shall not constitute an offer to sell or a solicitation to buy any securities, nor shall there be any sale of these securities in any state or jurisdiction in which such an offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. The offering will be made only by means of a prospectus and related prospectus supplement, which may be obtained by visiting the Securities and Exchange Commission’s website at www.sec.gov. Alternatively, you may request these documents by contacting: Goldman, Sachs & Co. at Attn: Prospectus Department, 200 West Street, New York, NY 10282, or by telephone at 1-866-471-2526 or email at prospectus-ny@ny.email.gs.com; BofA Merrill Lynch at 222 Broadway, New York, NY 10038, Attn: Prospectus Department or by email at dg.prospectus_requests@baml.com; Barclays Capital Inc. at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, NY 11717 or by telephone at 1-888-603-5847 or email at Barclaysprospectus@broadridge.com; and J.P. Morgan Securities LLC at c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717 or by telephone at 1-866-803-9204.

About American Tower

American Tower is a leading independent owner, operator and developer of wireless and broadcast communications real estate. American Tower currently owns and operates approximately 68,000 communications sites in the United States, Brazil, Chile, Colombia, Costa Rica, Germany, Ghana, India, Mexico, Panama, Peru, South Africa and Uganda.

Cautionary Language Regarding Forward-Looking Statements

This press release contains statements about future events and expectations, or “forward-looking statements,” all of which are inherently uncertain. The Company has based those forward-looking statements on management’s current expectations and assumptions and not on historical facts. Examples of these statements include, but are not limited to, the Company’s expectations of the dollar amount to be received in net proceeds, the Company’s ability to complete the offering and the Company’s anticipated use of proceeds from the offering. These forward-looking statements involve a number of risks and uncertainties. Among the important factors that could cause actual results to differ materially from those indicated in such forward-looking statements include prevailing market conditions and other factors. For more information about potential risk factors that could affect the Company and its results, we refer you to the information contained in the prospectus supplement for this offering and Item 1A of the Form 10-Q for the quarter ended March 31, 2014 under the caption “Risk Factors” and in other filings the Company makes with the Securities and Exchange Commission. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

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